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                                                                   EXHIBIT 3(d)

                                  CERTIFICATION


The undersigned hereby certifies that he is the Secretary of FLEETWOOD ENTERPRISES, INC., a Delaware corporation, and further certifies that at a special meeting of the Board of Directors of said corporation held on June 30, 1986. the following resolution amending the Bylaws of said Corporation was unanimously adopted:

              BE IT RESOLVED that the proposed Amendment and Restatement of
              Article VII of the Bylaws of this corporation, in the form reviewed by the directors, is hereby adopted as Article VII of the Bylaws of this corporation.

              SECTION 7.01. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              The Corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

              SECTION 7.02. ADVANCE OF EXPENSES. Costs and expenses (including attorneys' fees) incurred by or on behalf of a director, officer, employee or agent in defending or investigating any action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such matter, if such director, officer, employee or agent shall undertake in writing to repay any such advances in the event that it is ultimately determined that he is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made

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              by the Board of Directors by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel, that, based upon the facts known to the Board or counsel at the time such determination is made, (a) the director, officer, employee or agent acted in bad faith or deliberately breached his duty to the Corporation or its stockholders, and (b) as a result of such actions by the director, officer, employee or agent, it is more likely than not that it will ultimately be determined that such director, officer, employee or agent is not entitled to indemnification.

              SECTION 7.03. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or applicable law.

              SECTION 7.04. NON-EXCLUSIVITY. The right of indemnity and advancement of expenses provided herein shall not be exclusive, and the Corporation may provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of or advancement of expenses to any director, officer, employee or other person may provide rights of indemnification or advancement of expenses which are broader or otherwise different from those set forth herein.



                                                /s/ Willam H. Lear
                                                -------------------------
                                                Willam H. Lear, Secretary



SEAL